Exhibit (h)(16)

EXECUTION COPY

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of June 27, 2018 (the “Amendment”) by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”) and each of the entities listed on Appendix A thereto (each, a “Fund” and collectively, the “Funds”), and shall be effective as set forth in Section 2 below. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Funds and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated August 15, 2003 (as amended, modified and supplemented through the date hereof, the “Agreement”);

WHEREAS, IBT merged with and into State Street Bank and Trust Company, effective July 2, 2007, with the result that State Street Bank & Trust Company now serves as the “Bank” under the Agreement; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A.	Section 3 of the Agreement is hereby amended and restated as follows:

“3. Duties of Administrator. The Bank shall provide the services as listed on Schedule B, subject to the authorization and direction of the Funds and, in each case where appropriate, the review and comment by the Funds’ independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Funds and the Bank.

The Bank shall perform such other services for the Funds that are mutually agreed to by the parties from time to time, for which the Funds will pay such fees, including the Bank’s reasonable out-of-pocket expenses, as may be mutually agreed upon in writing. The Bank’s provision of such services shall be subject to the terms and conditions of this Agreement.

The Bank shall provide the office facilities and the personnel determined necessary by it to perform the services contemplated herein.”

B.	Section 5 is hereby amended by inserting the following new paragraph at the end of such section as follows:

“The Funds will bear all expenses that are incurred in their operation and not specifically assumed by the Bank. For the avoidance of doubt, Fund expenses not assumed by the Bank include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP (as applicable), Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Bank under this Agreement); except as otherwise agreed between the Funds and the Bank, the cost of any services contracted for by the Trust directly from parties other than the Bank; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Funds; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to the Trust’s operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Funds; costs of Preparation, printing, distribution and mailing, as applicable, of the Funds’ Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Funds’ tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP (as applicable), and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Funds’ net asset values.”

C.	Section 6(b) of the Agreement is amended by inserting the following at the end of such paragraph as follows:

“Pursuant to other agreements now or at any time in effect between the Funds (or any of their investment managers or investment advisors, on any of their behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as Bank hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Funds and any of their portfolios (“Portfolios”) that are necessary to provide the Services hereunder, including Form N-PORT Services. Each of the Funds hereby acknowledges and agrees that this Section 6(b) of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Portfolio under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Bank, Fund and Portfolio information necessary to provide the Services hereunder, which information may include but is not limited to net asset values and information relating to the net assets of the Funds/Portfolios, holdings and liquidity reports, market value and other information and data related to the Funds/Portfolios.”

D.	Appendix B to the Agreement is hereby renamed Schedule B1.

E.	A new Schedule B is hereby added to the Agreement as set forth in Exhibit 1 to this Amendment.

F.	A new Schedule B6 and Annex 1 thereto are hereby added to the Agreement as set forth on Exhibit 1 to this Amendment.

2.	The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

A.	Sections 1.A., 1.B., 1.C., 1.D. and 1.E. of this Amendment and the preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule B6, shall be effective as of the date of this Amendment as set forth above.

B.	The data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

C.	The filing obligations of the Services shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

3.	Notwithstanding the provisions of Section 7(a) of the Agreement, each Fund agrees to be bound to receive from the Bank the Form N-PORT and N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least eighteen (18) months following the date of this Amendment. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the Renewal Term provisions of Section 7(a) will apply to the Form N-PORT and Form N-CEN Support Services in the same way as such provisions apply to all other services under the Agreement.

4.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

5.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

6.	This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

5.	All references in this Amendment to the “Fund” are to each of the management investment companies listed on Appendix A, individually, as if this Agreement were between the individual Fund and the Bank. In the case of a series organization, all references in this Agreement to the “Fund” or the “Portfolio” are to the individual series of the series organization on behalf of the individual series. Any reference in this Agreement to “the parties” shall mean the Bank and such other individual Fund as to which the matter pertains. The obligations of each Fund shall be several and not joint.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

EACH TIFF ENTITY LISTED ON APPENDIX A TO THE AGREEMENT

By:	/s/ Robert Zion
Name:	Robert Zion
Title:	Vice President & COO

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

EXHIBIT 1

ADMINISTRATION AGREEMENT

Schedule B

LIST OF SERVICES

I.	Fund Administration Services as described in Schedule B1 attached hereto;

II.	Reserved;

III.	Reserved;

IV.	Reserved;

V.	Reserved; and

VI.	Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

I.       The Services.

(a)        Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Fund (including from any third parties with whom the Fund will need to coordinate in order to produce such data, documentation, and information), Bank will use required data, documentation, assumptions, information and assistance from the Funds, the Bank’s internal systems and, in the case of Funds not administered by Bank or its affiliates, third party Fund Banks or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Fund and (ii) annual updates of Form N-CEN for review and approval by the Fund.

•	Each Fund acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Fund of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of each Fund, the Bank will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the Funds and each sleeve or portfolio thereof (each, a “Portfolio”) as set forth in the attached Annex 1, which shall be executed by Bank and the Funds. The Form N-CEN Services will be provided to each Fund as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Fund and by virtue of an updated Annex 1 that is signed by all parties.

(b)       Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Bank will use such Required Data from the Funds, the Bank’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of each Fund’s first and third fiscal quarter-ends.

•	Following review and final approval by each Fund of each such draft Portfolio of Investments, and at the direction of and on behalf of each Fund, the Bank will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)       Liquidity Risk Measurement Services:

The Bank will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Funds:

•	As applicable, Bank will provide each Fund with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics, liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per the attached Annex 1) and, as applicable, aggregated monthly for purposes of inclusion in the Bank standard N-PORT filing template. The Liquidity Risk Measurement Services also will include Bank’s standard liquidity Fund profile report and online access to Bank’s dynamic risk reporting tools via my.statestreet.com which enable Funds to analyze and generate risk reporting. The various risk reporting components of the Liquidity Risk Measurement Services also will be able to be exported directly into Excel, PDF or CSV file formats.

The Liquidity Risk Measurement Services will be provided to the Funds and each Portfolio as set forth in the attached Annex 1, which shall be executed by Bank and the Funds. Annex 1 may be updated from time to time upon the written request of the Fund and by virtue of an updated Annex 1 that is signed by all parties.

II.       Fund Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to each Fund by the Bank is subject to the following terms and conditions:

1.       The Parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data, (ii) information concerning the Fund or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Fund or its affiliates provide services or is otherwise associated (“Fund Entities”) that is generated or aggregated by the Bank or its affiliates in connection with services performed on the Fund’s behalf or otherwise prepared by the Bank (“the Bank Data,” together with Required Data and Third-Party Data (as defined below), “Services-Related Data”). Bank obligations, responsibilities and liabilities with respect to any the Bank Data used in connection with other services received by the Fund shall be as provided in such respective other agreements between Bank or its affiliates and the Fund relating to such other services (e.g., administration and/or custody services, etc.) from which the Bank Data is derived or sourced (“Other Fund Agreements”). Nothing in this Appendix B to the Agreement, Annex 1 hereto or any service schedule(s) shall limit or modify the Bank’s obligations to the Fund under the Other Fund Agreements.

In connection with the provision of the Services by the Bank, each Fund acknowledges and agrees that it will be responsible for providing Bank with any information reasonably requested by Bank, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including the Bank Data, where applicable) and related information to Bank, in formats compatible with Bank-provided data templates including, without limitation, Required Data and the information and assumptions required by Bank in connection with a Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by Bank, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by Bank for such purposes from time to time, for all Funds receiving Services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Fund), including, without limitation, arranging for the provision of data from the Fund, its affiliates, third party Banks, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to Bank (or any of its affiliates) in its capacity as Bank to one or more Funds, the Bank and the Fund will agree on the scope of the information to be extracted from the Bank’s or any of its affiliate’s systems for purposes of the Bank’s provision of the Services, subject to the discretion of Bank, and Bank is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise included in Fund data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for Bank to provide the Services.

The following are examples of certain types of information that each Fund is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and each Fund hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Funds (i.e., small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

2.       Each Fund acknowledges that it has provided, or will provide, to Bank all material assumptions used by the Fund or that are expected to be used by the Fund in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services, and that it has approved, or will approve, all material assumptions used by Bank in the provision of the Services prior to the first use of the Services. The Fund will also be responsible for promptly notifying Bank of any changes in any such material assumptions previously notified to Bank by the Fund or otherwise previously approved by the Fund in connection with the Bank’s provision of the Services. The Fund acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by Bank in performing the Services; and
•	Assumptions specific to the Funds.

Each Fund hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Fund (and/or the Bank on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.       Each Fund acknowledges and agrees on the following matters:

(A)       Each Fund has independently reviewed, or will review prior to the commencement of Services, the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Fund has determined, or will determine prior to the commencement of Services, that the Services are suitable for its purposes. Receipt of the Services shall constitute each Fund’s acknowledgement that it has reviewed the Services prior to the commencement of Services and has determined that the Services are suitable for its purposes. None of Bank or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, the “the Bank Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)       Each Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. Bank is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and Bank is not providing any customization, guidance, or recommendations. Where the Fund uses Services to comply with any law, regulation, agreement, or other Fund obligation, Bank makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and Bank has no obligation of compliance with respect thereto.

(C)       Each Fund may use the Services and any reports, charts, graphs, data, analyses and other results generated by Bank in connection with the Services and provided by Bank to the Fund (“Materials”; provided, that the term “Materials” as used in this Schedule B6 shall not include the Fund’s underlying data unmodified by the Services or the as-filed versions of the Fund’s Form N-PORT, Form N-CEN and Portfolio of Investments filings) as follows: (a) for the internal business purpose of the Fund, including compliance with laws and regulations, relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of Forms N-PORT and Forms N-CEN, including any Portfolio of Investments, if applicable. The Fund may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, professional advisers, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Fund (each a “Permitted Person”); provided, however, (i) the Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Fund has separate license rights with respect to the use of such Third Party Data, or (iii) the Fund may not use the Services or Materials in any way to compete or enable any third party to compete with the Bank. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Fund, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents, professional advisers, or any other third party, including any client of, or investor or participant in the Fund, or any Fund Entity (as defined below) or any Permitted Persons (collectively, including the Fund, “Fund Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any the Bank Data) or Third Party Data contained therein, except with respect to Third Party Data to the extent the Fund has separate license rights with respect to the use of such Third Party Data). Without limitation, Fund Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)       The Services, the Materials (other than: (i) raw data regarding the Funds contained within Required Data; (ii) as-filed versions of publicly filed forms and documents; and (iii) Third Party Data) and all confidential information of Bank (as confidential information is defined in the Agreement and other than Third Party Data and Fund Data), are the sole property of the Bank. The Funds have no rights or interests with respect to all or any part of the Services, the Materials or the Bank confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. Each Fund automatically and irrevocably assigns to Bank any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Bank confidential information, including, for the avoidance of doubt and without limitation, any Fund Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with Bank (collectively, “Feedback”) and the Bank Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Funds.

(E)       The Bank may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

(F)       The Bank will use commercially reasonable efforts to make the Materials available for the Funds’ use.

(G)       Implementation of the Services will be led by a client services team or teams at the Bank. The Bank will provide the Funds with such initial and ongoing in-person, telephonic or web-based training relating to the Services as is reasonably requested by the Funds. The Bank also will provide the Funds with reasonable initial and ongoing telephonic and email-based support relating to the Services. The Bank will also make available to the Funds such systems updates and enhancements relating to the Services that the Bank makes generally available to other recipients of the Services without payment of additional fees (provided such systems updates and enhancements are made available to other recipients of the Services without payment of additional fees).

(H)       The Bank will make commercially reasonable efforts, and use commercially reasonable physical, technical and administrative security controls, to protect Data used by the Bank in connection with the Services against accidental, unauthorized or unlawful destruction, loss, alteration, use or access.

(I)       The Bank shall enter into and shall maintain in effect, at all times during the term of this Agreement, with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Funds and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.

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ANNEX 1

TIFF INVESTMENT PROGRAM

Further to the Amendment dated as of June 27, 2018, to the Administration Agreement dated as of August 15, 2003, among each of the entities listed on Appendix A thereto (each, a “Fund”) and the State Street Bank and Trust Company (“the Bank”), the Funds and the Bank mutually agree to update this Annex 1 by adding/removing Portfolios as applicable:

Liquidity Risk Measurement Services	FREQUENCY
TIFF MULTI-ASSET FUND	Daily
TIFF MULTIASSET AJO EM	Daily
TIFF MULTIASSET FUNDSMITH	Daily
TIFF MULTIASSET AQR-US	Daily
TIFF MULTIASSET AQR-EAFE	Daily
TIFF MAF SOUTHEASTERN GLOBAL	Daily
TIFF MULTIASSET MISSION VALUE	Daily
TIFF MULTIASSET LANSDOWNE	Daily
TIFF MAF GREEN COURT CAPITAL	Daily
TIFF MULTIASSET CONSOLID COMP	Daily
TIFF MULTIASSET BROOKFIELD	Daily
TIFF MULTIASSET MARATHON	Daily
TIFF MULTIASSET SMITH BREEDEN	Daily
TIFF MULTIASSET MONDRIAN	Daily
TIFF MULTIASSET ARONSON	Daily
TIFF MULTIASSET WELLINGTON	Daily
TIFF MULTIASSET TAS	Daily
TIFF MULTIASSET TRUSTBRIDGE	Daily
TIFF MULTIASSET SHAPIRO	Daily
TIFF MULTI-ASSET MARATHON EAFE	Daily
TIFF MULTIASSET TAS II	Daily
TIFF MULTIASSET GLENHILL	Daily
TIFF MULTIASSET KOPERNIK	Daily
TIFF MULTI-ASSET HOSKING	Daily
TIFF MULTIASSET TAS LPS	Daily
TIFF MULTIASSET SANDPOINTE	Daily
TIFF SHORT TERM FUND	Monthly

N-PORT Services and Quarterly Portfolio of Investments Services	Service Type:
TIFF MULTI-ASSET FUND	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investment Services
TIFF MULTIASSET AJO EM	Standard
TIFF MULTIASSET FUNDSMITH
TIFF MULTIASSET AQR-US
TIFF MULTIASSET AQR-EAFE
TIFF MAF SOUTHEASTERN GLOBAL
TIFF MULTIASSET MISSION VALUE
TIFF MULTIASSET LANSDOWNE
TIFF MAF GREEN COURT CAPITAL
TIFF MULTIASSET CONSOLID COMP
TIFF MULTIASSET BROOKFIELD
TIFF MULTIASSET MARATHON
TIFF MULTIASSET SMITH BREEDEN
TIFF MULTIASSET MONDRIAN
TIFF MULTIASSET ARONSON
TIFF MULTIASSET WELLINGTON
TIFF MULTIASSET TAS
TIFF MULTIASSET TRUSTBRIDGE
TIFF MULTIASSET SHAPIRO
TIFF MULTI-ASSET MARATHON EAFE
TIFF MULTIASSET TAS II
TIFF MULTIASSET GLENHILL
TIFF MULTIASSET KOPERNIK
TIFF MULTI-ASSET HOSKING
TIFF MULTIASSET TAS LPS
TIFF MULTIASSET SANDPOINTE
TIFF SHORT TERM FUND	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investment Services

N-CEN Services
TIFF Multi-Asset Fund
TIFF Short Term Fund

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

EACH TIFF ENTITY LISTED ON APPENDIX A TO THE AGREEMENT,
On behalf of the Entities:

By:	/s/ Robert Zion
Name:	Robert Zion
Title:	VP and COO
Date:	June 27, 2018

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President
Date:	June 27, 2018

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